090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	20180341018-18
	Filing Date and Time 08/01/2018 9:23 AM
	Entity Number E0400472014-9

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

GRIDIRON BIONUTRIENTS, INC.

2. Description of the original document for which correction is being made:

Certificate of Designation regarding Series A Preferred Stock

3. Filing date of the original document for which correction is being made: 07/31/2018

4. Description of the inaccuracy or defect:

The authorized number of shares of Preferred Stock, as such term is defined in Section 1 of the Certificate of Designation, states "900,000".

5. Correction of the inaccuracy or defect:

Section 1 of the Certificate of Designation is hereby corrected to correct the authorizted number of shares of Preferred Stock from 900,000 to 9,000,000.

6. Signature:

X Timothy ORR

Authorized Signature **Title *** **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.